Exhibit 10.19
   EMPLOYMENT AGREEMENT
BETWEEN:
Synodys, société anonyme à directoire et conseil de surveillance, whose registered office is situated at Lieu-dit Calès, B.P. 1, 13113 Lamanon, with a capital of EUR 3,476,070, represented by Mr Thomas Logan, acting in his capacity as Chairman, registered at URSSAF under number 130 101 135 5740, the “Company”
ON THE ONE HAND,
AND
Mr Antony Besso, born on xxxxx in Montreal, Canada residing at xxxxx, a Canadian national, registered with the Social Security under the number xxxxx, holder of a 10 Year Resident Card number xxxxx,
“Mr Besso”
ON THE OTHER HAND.
IT HAS BEEN AGREED AS FOLLOWS:
1.	ENGAGEMENT/COLLECTIVE BARGAINING AGREEMENT

Subject to the initial medical visit’s result, the Company employs Mr Besso as from February 8th, 2006 as Director of the “Division Synodys Health Physics Group”.

In France, the Company is currently subject to the Collective Bargaining Agreement of Engineers and Executives of Metallurgy (Brochure JO 3025).

Mr Besso hereby accepts this offer and formally declares that he is not bound to any other company and that he is free of any duties owed to his former employer. He confirms expressly that he is not bound to any company, firm or entity whatsoever by a non-competition clause or other which would prevent him from signing the present Agreement.

Mr Besso undertakes to inform the Company immediately of any change in his personal situation as regards his address, family status, or other relevant information.

2.	DUTIES

Mr Besso is employed as a Director of the Division “Synodys Health Physics Group”.

In this capacity, he shall be responsible for the overall management of the Synodys Health Physics Group. It is further contemplated that Mr Besso’s duties will include maximizing synergies and coordinating arrangements among the operations of the Company and other subsidiaries of Mirion Technologies Inc., a Delaware corporation (USA) and the Parent Company of the Company (the “Parent Company”); the Company, the Parent Company and its other subsidiaries, collectively, together with any future subsidiaries, the “Group”).

The details of the duties and the specific range of Mr Besso’s skills shall be fixed by the Chairman and Chief Executive Officer of the Company in accordance with the development of the activity and needs of the Company.

Mr Besso shall report directly to the President and Chief Executive Officer of the Parent Company.

3.	CLASSIFICATION

The classification of Mr Besso’s duties is executive, position III C, indication 240 of the applicable Collective Bargaining Agreement.

Given the nature of Mr Besso’s duties and the degree of responsibility he has within the Company, Mr Besso shall be qualified as a Management Executive as defined in Section 8 of this Agreement.

4.	TRIAL PERIOD — DURATION OF THE CONTRACT — NOTICE

This Agreement is not subject to any trial period.

This Agreement is for an indefinite period.

Each party may terminate the Agreement with three months notice, provided that the rules governing termination as stipulated by law and the applicable Collective Bargaining Agreement are complied with.

5.	REMUNERATION

5.1.	Base Salary

In consideration for his services, Mr Besso will receive a base gross annual fixed salary (the “Base Salary”) in the amount of two hundred thousand euros (EUR 200,000) which will be composed as follows:

- a basic gross annual fixed salary of one hundred and seventy thousand euros (EUR 170,000) payable in twelve monthly installments at the end of each month; and

- a Housing Allowance as defined in Section 5.3 below.

In accordance with his qualification as a management executive, Mr Besso’s remuneration is deemed to be distinct from the time Mr Besso devotes to the performance of his duties.

Mr Besso’s remuneration, shall be subject to examination on an annual basis as the President and Chief Executive Officer and the Board of Directors of the Parent Company shall determine.

5.2.	Annual Bonus

M. Besso shall be entitled to participate in an annual incentive bonus program for members of senior management in accordance with its terms (the “Incentive Bonus”). The amount of Incentive Bonus shall be determined at the discretion of the Company based notably upon the degree of success or upon achievement of the combination of targets related to financial objectives, individual or collective performance or other results during the year concerned by the plan. The allocation of the Incentive Bonus to Mr Besso shall be in writing.

For the first six months Mr Besso’s employment within the Company, the Company guarantees to Mr Besso the payment of fifty thousand euros (EUR 50,000) which will occur at the latest on August 31st, 2006.

5.3.	Housing Allowance

Without prejudice to Section 6, the Company shall provide Mr Besso, beginning on the effective date of this Agreement, with a housing allowance in the gross amount of two-thousand and five hundred euros (EUR 2,500) gross month (the “Housing Allowance”), which will also be considered as a part of Mr Besso’s Base Salary as defined in Section 5.1 above.

The parties expressly agree that Mr Besso may acquire those amounts of the Housing Allowance that remain unused as of June 30, 2006 as an addition to the Incentive Bonus payable in 2006 and those amounts will be added to the amount of the Incentive Bonus payable in 2006. In any event, the unused part of the Housing Allowance shall be paid to Mr Besso by August 31st, 2006 at the latest.

Until Mr Besso has transferred his residence from Paris to Lamanon, the monthly Housing Allowance shall continue to be made available to Mr Besso. In the event that Mr Besso has not transferred his residence from Paris to Lamanon by June 30, 2006 he will be paid the equivalent amount of the Housing Allowance either on a monthly basis or on a bi-annual basis, at Mr Besso’s discretion.

5.4.	Traveling Allowance

In order to take into account the extent of travelling required for the performance of Mr Besso’s duties as defined in Section 10 below and to take into account the special consequences of such travelling, Mr Besso shall be entitled to a travelling allowance in addition to this ordinary remuneration as determined by this Agreement, called “prime d’expatriation” (the “Traveling Allowance”).

The Travelling Allowance shall vary according to the number of days spent abroad per calendar year and the geographic space of the travelling and shall be calculated as follows:

Number of days per year	Rate: travels to the Western	Rate: travels to the
spent abroad	Europe	Americas
20 to 30 days	5%	7%
31 to 45 days	7%	10%
46 to 60 days	10%	13%
61 to 75 days	13%	18%
76 to 90 days	18%	23%
More than 90 days	30%	30%
This percentage shall be applied to a Base daily Salary of each travelling day, the daily salary being calculated on the base of Base Salary.

The word “day” refers to a day whether a work day or a holiday, except those days constituting paid holiday. A day is considered as spent abroad:
- either when it is entirely spent abroad;
- or when the departure abroad from France occurs in the morning;
- or when the departure from abroad to France for the return journey occurs in the afternoon.
Week-end spent abroad shall be took in the account if this week-end is a part of the working period.

The word “abroad” means any place outside of metropolitan France.

The calculation of trips abroad shall be made on the basis of the number of days Mr Besso spends working on specific missions, but shall not include periodic internal Group meetings abroad for the purposes information or training.

Mr Besso will need to record his travelling on a document prepared for this purpose and keep all vouchers for his taxes.

The Travelling Allowance shall be paid to Mr Besso in addition to his Base Salary and the benefits paid by the Company

The Travelling Allowance shall be paid to Mr Besso together with January Salary of the each year that he works for the Company. However, the Company may pay to Mr Besso, in the middle of the year, a Travelling Allowance calculated on a fixed basis of mission days and corresponding to an installment for time already spent abroad and/or to an advance for the time to be spent in the course of the given year. In this case, the Travelling Allowance shall be adjusted at the end of the year based on the amount of time actually spent abroad. For 2006, the annual basis of mission days shall be more than sixty (60) days.

5.5.	Other Benefits

Except as otherwise provided herein, Mr Besso shall participate in and receive all other benefits (i.e., benefits other than those of the types covered in Sections 5.1 - 5.4) offered to senior executives of the Company generally under and in accordance with the provisions of any employee benefit plan adopted or to be adopted by the Company or any subsidiary of the Company other than any severance benefits offered to senior executives in accordance with any such plan. Except as set forth in this Section 5 and in Section 6.2, Mr Besso shall not be entitled to any other benefits.

6.	REIMBURSEMENT FOR EXPENSES — RELOCATION

6.1.	Reimbursement of Expenses in Connection with the Company’s Activities

Mr Besso shall be entitled to incur on behalf of the Company reasonable and necessary expenses in connection with his duties in accordance with Company policies and the Company shall pay for or reimburse Executive for all such expenses upon presentation of proper receipts therefore.

6.2.	Relocation

The Company recognizes and accepts that Mr Besso initially will be commuting between the Company’s offices in Lamanon, France and his current residence in Paris, France. Therefore, the Company will cause reimburse Executive for reasonable commuting, living and car expenses incurred by Mr Besso while commuting to Lamanon.

The Company will reimburse Mr Besso for the costs of relocation incurred by him and his family in relocating from Paris to Lamanon (the “Relocation Costs and Expenses”). The Relocation Costs and Expenses will be reimbursed upon presentation of proper and customary documentation.

The Relocation Costs and Expenses will include:
     (a) the reasonable costs associated with up to two (2) house hunting trips;

     (b) the reasonable cost of transporting Mr Besso and his family’s personal property from Paris to Lamanon (including packing and unpacking of household belongings, insurance, transportation of vehicles and pets);
     (c) normal and customary seller closing costs, including reasonable realtor’s fees and attorney’s costs on the sale of Executive’s home in Paris, if any;
     (d) reasonable expenses relating to the purchase of a home in Lamanon (including, but not limited to, up to a 1% origination fee or discount point, appraisals, all inspections, title insurance, surveys, attorney’s fees, and all other applicable fees and expenses associated with the purchase of a home);
     (e) reasonable schooling fees, primarily relating to tuition, incurred by Executive for the education of his children while he is employed in Lamanon in the limit of five thousand euros (EUR 5,000) per year and per child;
     (f) reasonable rental car expenses or a company car; and
     (g) any incremental tax liability incurred by Mr Besso with respect to the reimbursements for these Relocation Costs and Expenses, so that Mr Besso is in the same position he would have enjoyed if such reimbursement were not subject to income tax.
7.	PAYMENTS DUE ON TERMINATION

In case of dismissal of Mr Besso, in addition to payments under the applicable collective bargaining agreement, shall receive payment corresponding to twelve (12) months of remuneration received by Mr Besso during the last twelve (12) months preceding his dismissal, subject withholding of the applicable taxes and social contributions. Remuneration includes Base Salary, the Incentive Bonus and all other bonuses and benefits received by Mr Besso during this period.

8.	DURATION OF WORK

It is expressly agreed that, bearing in mind his rank, his remuneration and the degree of responsibility for which Mr Besso benefits within the Company, which grants him the status of management executive, as provided for by article L. 212-15-1 of the French Labour Code, Mr Besso may not claim the benefit of the regulations related to working hours in this respect.

Mr Besso will not be subject to any fixed working hours.

9.	BENEFITS

Upon his commitment, Mr Besso shall have the right to participate to the complementary pension scheme and the executive health and welfare benefit plan applicable within the Company.

10.	COMPANY CAR

In order that Mr Besso may carry out his duties, the Company shall provide him with a company car which shall remain the property of the Company. This vehicle will be used for business purposes as well as private purposes and the Company shall reimburse all expenses upon presentation of the usual valid receipts. This will constitute a benefit in kind both for tax and social security purposes. The insurance policy shall be taken out by the Company which undertakes to pay the premiums. This availability shall remain valid throughout the duration of this Agreement.

11.	PLACE OF WORK

Mr Besso shall perform his duties at the Company’s head office located, at the time of signing of this Agreement, in Lamanon. Considering his duties as Director of the Division, Mr. Besso expressly agrees that he may be assigned to any location should the head office of the Company move, provided that such move is limited to Paris and the Parisian suburbs or the Provence-Alpes-Côte d’Azur region. As Mr Besso will need to spend short or long periods away from his place of work in any part of France or abroad as part of his duties, Mr Besso shall be eligible to receive the Travelling Allowance (Prime d’Expatriation) as provided in Section 5.4. above.

12.	HOLIDAYS

In addition to the usual statutory holidays in France, Mr Besso shall be entitled to the paid holidays of 2.5 working days (including Saturday) per month of work. The time of year when the holiday may be taken and the duration of each absence from work on holiday shall be agreed between Mr Besso and the President and Chief Executive Officer of the Parent Company.

13.	EXCLUSIVITY OF SERVICES

Throughout the duration of this Agreement, Mr Besso shall work exclusively for the Company. He may however hold non-executive and non-operational director duties with non-competing entities, and will remain majority shareholder of Target Management SARL.

14.	CONFIDENTIALITY — DISCRETION

Mr Besso formally undertakes, both during and after the term of his employment without any limitation in time, whatever the reason for the termination, not to disclose to any person, individual or company, any confidential information or information which, if disclosed, could favour the interests of competitors of the Company and of which he may have had knowledge during his employment concerning the activity or financial situation of the Company, of any company belonging to the Group, or their customers. Mr Besso declares that he is bound by the highest professional confidentiality in this respect. Mr Besso undertakes to maintain absolute discretion as regards all the information which he may obtain in carrying out his duties or by virtue of his presence in the Company or the companies of the Group.

15.	INVENTIONS

This Agreement expressly includes an inventive and creative job, since Mr Besso is involved in the work of a division which is explicitly concerned with technical study and research relating to the business’s activities of the Company.

“Inventions” means all inventions, discoveries, innovations, writings, domain names, improvements, manufacturing secrets, design secrets, drawing secrets, industrial processes, secret processes or know-how that may be subject to a patent, trademark or copyright that Mr Besso may create, conceive, develop or realize, alone or in collaboration with others, on behalf or, or relating to his activities with, the Company.

Without prejudice to his moral rights, Mr Besso expressly agrees that all Inventions shall be the sole and exclusive property of the Company.

Mr Besso undertakes immediately to inform the Company of each of his Inventions. Mr Besso must maintain complete confidentiality as regards these Inventions.

16.	PROHIBITION OF ENTICEMENT; NON-SOLICITATION OF CUSTOMERS

Mr Besso may not without the prior written consent of the Company for a period of two (2) years after the end of this Agreement, whatever the reason for the termination:
     (a) directly or indirectly offer any enticement to, solicit or hire — in whatever manner and in whatever title or capacity — any individual who was during the six (6) months prior to the termination of this Agreement employed by the Company;
     (b) directly or indirectly solicit, contact or entice away or in any other manner persuade on (i) any actual or prospective customer of the Company to become his own customer or a customer of any third party engaged in a business competing with the Company’s business or (ii) any customer or supplier to cease doing business with the Company.
17.	NON-COMPETITION

If the Employment Agreement is terminated for whatever reason, Mr Besso will not, as from the date of termination, accept an employment with a competing business nor become involved directly or indirectly, under whatever form, title or capacity, in the manufacture and trade of products or services which could compete with the Company’s activities for the period of two (2) years.

Businesses, in particular, engaged in the following activities will be particularly likely to compete with the Company: developing, assembling, manufacturing or selling imaging and sensing devices for nuclear power, defense or industrial markets.

The activities which are forbidden above may not carried out by Mr Besso in the following area: Western Europe, United States.

In consideration for his non-compete obligation, Mr Besso shall receive monthly compensation equal to (a) 5/10 of the monthly average of appointments as well as the contractual benefits granted to Mr Besso during his last twelve (12) months with the Company or (b) 6/10 of the same average, if, during such two year period, Mr Besso has not found a new position. The Company may waive the non-compete obligation and thus be released from its commitment to compensate such an obligation, provided that the release is done in writing within eight (8) days from the date the letter of termination is sent.

18.	RESTITUTION AND USE OF THE COMPANY’S GOODS

Mr Besso agrees to take all reasonable measures to prevent unauthorized persons or entities from obtaining or using confidential information, as described in Section 14, that belongs to the Group. Promptly upon termination, for any reason, of Mr Besso’s employment with the Company, Mr Besso agrees to deliver to the Company all property and materials within Employee’s possession or control which belong to the Group or which contain confidential information, as described in Section 14.

19.	EFFECT OF PRIOR AGREEMENTS

This Agreement constitutes the sole and entire agreement and understanding between the parties with respect to the matters covered hereby and thereby. Therefore, this Agreement shall supersede and cancel all prior agreements, whether written or oral, concerning the subject matter thereof. This Agreement may not be modified or amended except in writing signed by the parties.

20.	APPLICABLE LAW — JURISDICTION

This contract is subject to French law and to the jurisdiction of the French Courts.

Executed in two original counterparts in Paris
On March 21, 2006

[signature]	[signature]
/s/ Thomas Logan	/s/ W. Antony Besso

1. SYNODYS S.A.	2. ANTONY BESSO[1]

Name: Thomas D. Logan	“Lu et approuvé, bon pour accord”.

Title: Chairman

[1]	Signature to be preceded by the words in the employee’s handwriting “lu et approuvé, bon pour accord” (Read and approved — agreed).